Exhibit 99.1
FOR IMMEDIATE RELEASE
November 13, 2006
GIANT INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2006
NET INCOME OF $3.00 PER DILUTED SHARE
Scottsdale, Arizona — November 13, 2006 — Giant Industries, Inc. [NYSE: GI] today reported net earnings of $44.0 million, or $3.00 per diluted share for the third quarter ended September 30, 2006. Net earnings were $46.6 million, or $3.38 per diluted share in the third quarter of 2005. The Company reported net earnings of $80.9 million, or $5.51 per diluted share, for the first nine months of 2006 compared to net earnings of $77.3 million, or $5.80 per diluted share in 2005.
As previously announced, Giant Industries, Inc., will release its full third quarter 2006 operating results before the market opens for trading on Tuesday, November 14, 2006. Management will host a corresponding conference call and live webcast at 3:00 p.m. ET on Tuesday, November 14, 2006. This call is being webcast by CCBN and can be accessed at Giant’s web site, www.giant.com. The call can also be heard by dialing (800) 510-9836, passcode: 65055223. The audio replay will be available through Sunday, November 19, 2006, by dialing (888) 286-8010, passcode: 30766987.
Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent Company of Phoenix Fuel Co., Inc. and Dial Oil Co., both of which are wholesale petroleum products distributors.

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